Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-62657) pertaining to the Ceres Group, Inc. 401(k) Plan, of our report dated June 5, 2003, with respect to the financial statement of the Ceres Group, Inc. 401(k) Plan included in this Annual Report on Form 11-K for the year ended December 31, 2003.

/s/ Ernst & Young LLP
Cleveland, Ohio
June 24, 2004